HILLMAN CAPITAL MANAGEMENT INVESTMENT TRUST

                           RULE 18f-3 MULTI-CLASS PLAN


I.       Introduction.

         Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Rule 18f-3 Multi-Class Plan ("Plan") sets forth the general characteristics of, and conditions under which the Hillman Capital Management Investment Trust ("Trust") may offer, multiple classes of shares (each, a "Class of Shares" and collectively, "Classes of Shares") of the existing series of the Trust and such other funds as the Trust may establish and designate in the future (each a "Fund" and collectively the "Funds"). In addition, the Plan sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each Class of Shares in such Fund. The Plan is intended to allow each Fund of the Trust to offer multiple Classes of Shares to the fullest extent and manner permitted by Rule 18f-3 under the 1940 Act, subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

         Each Fund is authorized, as indicated below in the section "Class Arrangements," to issue the following Classes of Shares representing interests in each such Fund: Class A Shares, Class B Shares, Class C Shares, and No Load Shares. Each Class of Shares of the Fund will represent interests in the same portfolio of the Fund and, except as described herein, shall have the same rights and obligations as each other Class of Shares of that Fund. Each Class of Shares shall be subject to such investment minimums and other conditions of eligibility as are set forth in the applicable Fund's prospectus ("Prospectus") or statement of additional information ("Statement of Additional Information"), as amended from time to time.

II.      Allocation of Expenses.

         Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each Class of Shares in a Fund (i) any fees and expenses incurred by the Trust in connection with the distribution of such Class of Shares under a distribution plan (and related agreements) adopted for such Class of Shares pursuant to Rule 12b-1 under the 1940 Act, and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan (and related agreements) in connection with the provision of shareholder services to the holders of such Class of Shares. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular Class of Shares in a single Fund:

(i) Transfer agency fees identified by the transfer agent as being attributable to such Class of Shares;

(ii) Printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports, and proxies to current shareholders of such Class of Shares or to regulatory agencies with respect to such Class of Shares;

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(iii)    Blue sky registration or  qualification  fees incurred by such Class of
         Shares;

(iv) Securities and Exchange Commission registration fees incurred by such Class of Shares;

(v) The expense of administrative and personnel services (including, but not limited to, those of a portfolio accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such Class of Shares;

(vi) Litigation or other legal expenses relating solely to such Class of Shares;

(vii) Fees of the Trustees of the Trust incurred as a result of issues particularly relating to such Class of Shares;

(viii) Independent registered public accountants' fees relating solely to such Class of Shares; and

(ix) Any additional expenses, other than advisory or custodial fees or other expenses relating to the management of a Fund's assets, if such expenses are actually incurred in a different amount with respect to a Class of Shares that are of a different kind or to a different degree than with respect to one or more other Classes of Shares.

         The initial determination of the class specific expenses that will be allocated by the Trust to a particular Class of Shares and any subsequent changes thereto will be reviewed by the Board of Trustees of the Trust and approved by a vote of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

         Income, realized capital gains and losses, unrealized appreciation and depreciation, and any expenses of a Fund not allocated to a particular Class of Shares of such Fund pursuant to this Plan shall be allocated to each Class of Shares of the Fund on the basis of the net asset value of that Class of Shares in relation to the net asset value of the Fund.

III.     Dividends.

         Dividends paid by the Trust with respect to each Class of Shares of a Fund, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any fees and expenses that are properly allocated to a particular Class of Shares of a Fund will be borne by that Class of Shares.

IV.      Voting Rights.

         Each share of each Fund entitles the shareholder of record to one vote. Each Class of Shares of a Fund will vote separately as a Class of Shares with respect to: (i) the adoption of, or material amendment to, any Rule 12b-1 distribution plan applicable to that Class of Shares, and (ii) any other matters

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for which voting on a Class of Shares by Class of Shares basis is required under applicable law or interpretative positions of the staff of the Securities and Exchange Commission.

V.       Class Arrangements.

         The following summarizes the front-end sales charges, contingent deferred sales charges, Rule 12b-1 fees, shareholder servicing fees, conversion features, exchange privileges, and other shareholder services applicable to each Class of Shares of the Funds. Additional details regarding such fees and services are set forth in the Funds' current Prospectuses and Statement of Additional Information.

         A.       Class A Shares

         1.       Maximum Initial Sales Load: 5.75%.

         2. Contingent Deferred Sales Charge: A contingent deferred sales charge is imposed in such amount as is described in the Class A Shares' current Prospectus or supplement thereto, subject to such waivers or reductions as are described in such Prospectus or supplement thereto.

         3. Rule 12b-1 Distribution/Shareholder Servicing Fees: Pursuant to a Distribution Plan adopted under Rule 12b-1, Class A Shares of a Fund may pay distribution and shareholder servicing fees of up to 0.25% per annum of the average daily net assets of any such Fund attributable to such Class A Shares.

         4.       Conversion Features: None.

         5. Exchange Privileges: Class A Shares of a Fund may be exchanged for Class A Shares of any other Fund of the Trust at net asset value.

         6. Other Shareholder Services: The Trust offers a Systematic Withdrawal Plan and an Automatic Investment Plan to holders of Class A Shares of the Fund.

         B.       Class B Shares

         1.       Maximum Initial Sales Load: None.

         2. Contingent Deferred Sales Charge: A contingent deferred sales charge is imposed in such amount as is described in the Class B Shares' current Prospectus or supplement thereto, subject to such waivers or reductions as are described in such Prospectus or supplement thereto.

         3. Rule 12b-1 Distribution/Shareholder Servicing Fees: Pursuant to a Distribution Plan adopted under Rule 12b-1, Class B Shares of a Fund may pay distribution and shareholder

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                  servicing  fees of up to 1.00%  (0.25%  for  service  fees and
                  0.75% for distribution fees) per annum of the average daily net assets of any such Fund attributable to such Class B Shares.

         4. Conversion Features: Class B Shares automatically convert to Class A Shares after eight years without the imposition of the initial sales load normally applicable to the Class A Shares.

         5. Exchange Privileges: Class B Shares of a Fund may be exchanged for Class B Shares of any other Fund of the Trust at net asset value.

         6. Other Shareholder Services: The Trust offers a Systematic Withdrawal Plan, subject to such limitations as set forth in the Class B Shares' current Prospectus or supplement thereto, and an Automatic Investment Plan to holders of Class B Shares of the Funds.

         C.       Class C Shares

         1.       Maximum Initial Sales Load: None.

         2. Contingent Deferred Sales Charge: A contingent deferred sales charge is imposed in such amount as is described in the Class C Shares' current Prospectus or supplement thereto, subject to such waivers or reductions as are described in such Prospectus or supplement thereto.

         3. Rule 12b-1 Distribution/Shareholder Servicing Fees: Pursuant to a Distribution Plan adopted under Rule 12b-1, Class C Shares of the Fund may pay distribution and shareholder servicing fees of up to 1.00% (0.25% for service fees and 0.75% for distribution fees) per annum of the average daily net assets of any such Fund attributable to such Class C Shares.

         4. Conversion Features: Class C Shares automatically convert to No Load Shares after ten years.

         5. Exchange Privileges: Class C Shares of a Fund may be exchanged for Class C Shares of any other Fund of the Trust at net asset value.

         6. Other Shareholder Services: The Trust offers a Systematic Withdrawal Plan and an Automatic Investment Plan to holders of Class C Shares of the Funds.

         D.       No Load Shares

         1.       Maximum Initial Sales Load: None.

         2.       Contingent Deferred Sales Charge: None.

         3. Rule 12b-1 Distribution/Shareholder Servicing Fees: Pursuant to a Distribution Plan adopted under Rule 12b-1, No Load Shares of a Fund may pay distribution and shareholder

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                  servicing  fees of up to 0.25% per annum of the average  daily net  assets  of any  such  Fund  attributable  to such No Load
                  Shares.

         4.       Conversion Features: None.

         5. Exchange Privileges: No Load Shares of a Fund may be exchanged for No Load Shares of any other Fund of the Trust at net asset value.

         6. Other Shareholder Services: The Trust offers a Systematic Withdrawal Plan and an Automatic Investment Plan to holders of No Load Shares of the Fund.

VI.      Board Review.

         The Board of Trustees of the Trust shall review this Plan as frequently as they deem necessary. Prior to any material amendment(s) to this Plan, the Trust's Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class of Shares of each Fund individually and the Trust as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.



Adopted: February 14, 2006.








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